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                                                                  EXHIBIT 10.99

                             EMPLOYMENT AGREEMENT


        THIS AGREEMENT made and entered into as of this 31st day of December, 1995, by and between MICHAEL FOODS, INC., a Delaware corporation (hereinafter referred to as "Michael Foods") and BILL L. GOUCHER (hereinafter referred to as "Goucher").

        WHEREAS, Goucher has served as President of M. G. Waldbaum Company since March 1993; and

        WHEREAS, Michael Foods and Goucher have agreed to enter into this Agreement effective as of January 1, 1996.

        NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree that this Agreement is effective as of January 1, 1996 as follows:

        1. EMPLOYEMENT AND DUTIES. Michael Foods shall employ Goucher to serve as President of M. G. Waldbaum Company and in such capacity Goucher shall perform such duties as the Bylaws provide and as the CEO of Michael Foods may from time to time determine.

        2. TERM. This Agreement shall be effective as of January 1, 1996 and shall continue through December 31, 1997, unless earlier terminated as provided herein. This Agreement may be extended thereafter upon the written agreement of the parties hereto.

        3. BASE SALARY. For all services rendered by Goucher, Michael Foods agrees to pay to Goucher an annual Base Salary for each of the calendar years of this Agreement from January 1, 1996 through December 31, 1997 of at least $188,000 payable in substantially equal semi-monthly installments.

        4.  ADDITIONAL BENEFITS AND WORKING FACILITIES.

            a. For each calendar year during the term of this Agreement, Goucher shall be entitled to participate in the Executive Incentive Compensation Plan of Michael Foods. Any Incentive Compensation or Options earned under said Plan shall be determined and paid or granted in accordance with the Plan.

            b. Michael Foods shall provide Goucher with medical insurance and shall permit Goucher to participate in other fringe benefit plans as Michael Foods may from time to time establish for its executive officers. The terms of said benefits shall be no less generous than those offered to other executive officers of Michael
            Foods.

            c. Goucher is entitled to take vacations at reasonable times and for customary and reasonable lengths of time consistent with his overall responsibilities as President of M. G. Waldbaum Company.

            d. Michael Foods shall reimburse Goucher for all reasonable expenses incurred by Goucher in connection with Michael Foods' business, including but not limited to,


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            expenses of travel and entertainment, upon presentation of itemized statements therefor.

        5. EVENTS OF TERMINATION. The employment of Goucher hereunder shall terminate as follows.

            a. Upon the Incapacity or death of Goucher;

            b. Upon thirty (30) days' written notice by either party, other than as provided in sub-paragraphs c. and d., below;

            c. Without notice by Michael Foods for Cause; or

            d. By Michael Foods without Cause if there is a Change in Control of Michael Foods and thereafter Goucher's Duties are Substantially Reduced or Negatively Altered without his prior written consent.

        "Cause" for purposes hereof shall mean a determination by Michael Foods that Goucher has (i) committed an illegal or dishonest act that directly reflects upon his fitness to act as President of M. G. Waldbaum Company; (ii) intentionally breached his fiduciary obligations to Michael Foods; or (iii) refused or is unable to perform his duties hereunder, other than as a result of illness or disability, for a period of thirty (30) days.

        "Incapacity" for purposes hereof shall mean a determination by Michael Foods in its sole discretion that Goucher is unable to perform his job responsibilities as President of M. G. Waldbaum Company as a result of chronic illness, physical, mental or any other disability for a period of six (6) months or more.

        If Goucher's employment is terminated under subsection (a) or by Michael Foods under subsection (b), Goucher shall receive as a termination payment an amount equal to one year's Base Salary, plus any Incentive Compensation earned for any year prior to the year of termination which is unpaid at the date of termination. Such termination payment shall be made in substantially equal monthly installments beginning on the first day of the month following termination of employment for twelve (12) months. If Goucher's employment is terminated by Goucher under subsection (b), Goucher shall receive no termination payment; however, Goucher will be entitled to receive any Incentive Compensation earned for any year prior to the year of termination which is unpaid at the date of termination. Any Incentive Compensation earned for any year prior to the year of termination which is unpaid at the date of termination shall be due and payable in full within 15 days of the determination by the Board of Directors of the amount of Incentive Compensation to which Goucher is entitled to receive, but in no event shall the date of payment be more than 90 days following termination of employment. If Michael Foods terminates Goucher under subsection (c) above, no amount shall be paid beyond the last day of service by Goucher and Goucher shall not be deemed to have earned any Incentive Compensation or Options for the year of termination. In the case of Incapacity or death, or termination by Michael Foods without Cause in accordance

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        with sub-paragraphs a., b. and d. above, all options to purchase common stock previously granted to Goucher shall become fully vested and not subject to Goucher's forfeiture.

        If Goucher's employment is terminated by Michael Foods under subsection
        (d), Goucher shall receive as a termination payment an amount equal to two year's Base Salary, plus any Incentive Compensation earned for any year prior to the year of termination which is unpaid at the date of termination. Such termination payment shall be made in a lump sum within 15 days following termination of employment.

        "Change in Control" means a Change in Control of Michael Foods of a nature that would be required to be reported in response to Item 1(a) of Michael Food's Current Report on Form 8-K, as in effect on the effective date of this agreement, pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a Change in Control shall be deemed to have occurred at such time as any "person" within the meaning of Section 14(d) of the Exchange Act, other than Michael Foods, a subsidiary of Michael Foods or any employee benefit plan sponsored by Michael Foods or a subsidiary of Michael Foods, acquires (1) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors of Michael Foods through the acquisition of beneficial ownership of capital stock of Michael Foods or otherwise, or (2) all, or substantially all, of the properties and assets of Michael Foods; provided, however, that a Change in Control shall not be deemed to have occurred if (x) the acquisition of such power or properties and assets is pursuant to a merger, consolidation, or sale of properties and assets and (y) by reason of such transaction no person, or related persons constituting a "group" for purposes of
        Section 13(d) of the Exchange Act shall acquire the power to elect, appoint or cause the election or appointment of a majority of the members of the Board of Directors of such successor or transferee.

        "Duties and Substantially Reduced or Negatively Altered" means, after any Change in Control and without Goucher's express written consent:

        (i) the assignment to Goucher of any duties inconsistent with Goucher's position, duties, responsibilities and status with Michael Foods immediately prior to a Change in Control, or a change in Goucher's reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control, or any removal of Goucher from, or any failure to re-elect Goucher to, any of such positions, except in connection with the termination of Goucher's employment for Cause, upon the Incapacity or death of Goucher, or upon the voluntary termination by Goucher,

        (ii) a reduction in Goucher's base salary in effect immediately prior to any Change in Control; or the failure by Michael Foods to increase such base salary each year after a Change in Control by an amount which at least equals, on a percentage basis, the mean average percentage increase in base salary for all employees similarly situated during the two (2) full calendar years immediately preceding a Change in Control;

        (iii) Michael Foods requiring Goucher to be based anywhere other than the geographic location at which Goucher was based immediately preceding the Change

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        in Control except for required travel on business to an extent substantially consistent with the business travel obligations Goucher experienced immediately preceding a Change in Control;

        (iv) the failure by Michael Foods to continue in effect benefit and compensation plans substantially equivalent to the benefit or compensation plans or arrangements in which Goucher was participating immediately preceding any Change in Control; the taking of any action by Michael Foods not required by law which would adversely affect Goucher's participation in or materially reduce Goucher's benefits under any of such plans or deprive Goucher of any material fringe benefit enjoyed by Goucher at the time of the Change of Control, but this provision shall not apply to any stock option plan maintained by Michael Foods prior to the Change in Control; or the failure by Michael Foods to provide Goucher with the number of paid vacation days, holidays and personal days to which Goucher was then entitled in accordance with Michael Foods' normal leave policy in effect immediately preceding a Change in Control.

     6. ADDITIONAL DOCUMENTS. The parties shall each, without further consideration, execute such additional documents as may be reasonably required in order to carry out the purposes and intent of this Agreement and to fulfill the obligations of the respective parties hereunder.

     7. WAIVER. Any waiver of any term of condition of this Agreement shall not operate as a waiver of any other breach of such term or condition, or of any other term or condition, nor shall any failure to enforce a provision hereof operate as a waiver of such provisions or of any other provision hereof.

     8. NOTICES. All communications with respect to this Agreement shall be considered given if delivered or sent as follows:

        a. To Goucher by first class, certified mail, postage prepaid, return receipt requested, addressed as follows:

                BILL L. GOUCHER
                3060 Quinwood Ln.
                Plymouth, MN 55441

        b. To Michael Foods by first class, certified mail, postage prepaid, return receipt requested, addressed, as follows:

                Michael Foods, Inc.
                5353 Wayzata Boulevard
                324 Park National Bank Building
                Minneapolis, MN  55416

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     or mailed to such other addresses as the parties hereto may designate by notice given in like manner. Notice shall be effective three (3) days after mailing or upon personal delivery.

     9. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement of the parties hereto with respect to the subject matter hereof and no party shall be liable or bound to another in any manner by any warranties, representations or guarantees, except as specifically set forth herein.

     10. MODIFICATIONS, AMENDMENTS AND WAIVERS. The parties hereto at any time may by written agreement extend or modify this Agreement. This agreement shall not be altered or otherwise amended except pursuant to an instrument in writing executed by the parties hereto.

     11. SEVERABILITY. No finding or adjudication that any provision of this Agreement is invalid or unenforceable shall affect the validity or enforceability of the remaining provisions herein, and this Agreement shall be construed as though such invalid or unenforceable provisions were omitted.

     12. MISCELLANEOUS.

         a. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective legal representatives, successors and assigns of the party thereto.

         b. This Agreement is made pursuant to and shall be construed under the laws of the State of Minnesota.

         c. This Agreement may be executed in one or more counterparts and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement the date and year above written.


                                                MICHAEL FOODS, INC.

                                                By: /s/  Gregg A. Ostrander
                                                    ------------------------
                                                    Its PRESIDENT/CEO
                                                    ------------------------

                                                    /s/  Bill L. Goucher
                                                    ------------------------
                                                      BILL L. GOUCHER